Exhibit 99.3

December [14], 2021

TradeStation Group, Inc.

8050 SW 10th Street

Plantation, FL 33324

Consent to Reference in Proxy Statement/Prospectus

TradeStation Group, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a nominee of the board of directors of the Company, such service to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Ellen Ellison
Ellen Ellison

[Signature Page to Director Nominee Consent to Reference]